EXHIBIT 10.13

                      EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made as of the 17th day of September, 1999, among FIRST LEESPORT BANCORP, INC. ("Bancorp"), a Pennsylvania business corporation having a place of business at 133 North Centre Avenue, Leesport, Pennsylvania, ESSICK & BARR, INC. ("E&B"), a Pennsylvania corporation having a place of business at 108 South Fifth Street, Reading, Pennsylvania 19612 and MICHAEL D. HUGHES ("Executive"), an individual residing at 411 Elm Avenue, Reading, Pennsylvania 19605.

                           WITNESSETH:

          WHEREAS, Bancorp and E&B have entered into an Agreement and Plan of Reorganization dated September 17, 1998 (the "Merger
Agreement");

          WHEREAS, The First National Bank of Leesport ("Bank") is a wholly owned banking subsidiary of Bancorp;

          WHEREAS, pursuant to the Merger Agreement, E&B will be a wholly owned subsidiary of Bancorp on the Effective Date as set forth in Section 2.02 of the Agreement;

          WHEREAS, E&B desires to employ Executive to serve in the capacity of Vice President of E&B on the terms and conditions set forth herein;

          WHEREAS, Executive desires to accept employment with E&B on the terms and conditions set forth herein.

AGREEMENT:

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. Employment. E&B hereby employs Executive and Executive hereby accepts employment with E&B, on the terms and conditions set forth in this Agreement. It is expressly agreed that this Agreement will become null and void, and the parties shall have no obligation or responsibility to each other, if the Merger Agreement does not become effective.

          2. Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of E&B as may be assigned to Executive from time to time by the Board of Directors and the President and Chief Executive Officer of E&B. Executive shall be employed as Vice President of E&B, and shall hold such other titles as may be given to him from time to time by the Board of Directors and the President and Chief Executive Officer of E&B. Executive shall devote his full time, attention and energies to the business of E&B during the
<PAGE 1> Employment Period (as defined in Section 3 of this
Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) investing Executive's personal assets in enterprises that do not compete with Bancorp, Bank or E&B or (b) being involved in any other activity with the prior approval of the Board of Directors of E&B.

          3.   Term of Agreement.

               (a) This Agreement shall be for a five (5) year period (the "Employment Period") beginning on the Effective Date as set forth in Section 2.02 of the Merger Agreement and ending five (5) years later. The Employment Period shall be automatically extended on the first anniversary date of the Effective Date as set forth in the Merger Agreement and on the same date of each subsequent year (the "Annual Renewal Date") for a period ending five (5) years from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

               (b)  Notwithstanding the provisions of
Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of E&B to Executive. As used in this Agreement, "Cause" shall mean any of the following:

                    (i)  Executive's conviction of or plea of
     guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of at least thirty
     (30) days;

                    (ii)  Executive's failure to follow the good
     faith lawful instructions of the Board of Directors of E&B with respect to its operations, following written notice of such instructions; or

                    (iii)  Executive's failure to perform
     Executive's duties to E&B (other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3), after notice from E&B or Bancorp and a failure to cure such violation within ten (10) days of said notice, unless it is apparent under the circumstances that Executive is unable to cure such violation, which failure results in injury to Bancorp, Bank or E&B, monetarily or otherwise.

                    (iv)  Executive's intentional violation of
     the provisions of this Agreement; or

                    (v)  dishonesty or gross negligence of the
     Executive in the performance of his duties;  <PAGE 2>

                    (vi)  conduct on the part of the Executive
     which brings public discredit to Bancorp, Bank or E&B;

                    (vii)  Executive's breach of fiduciary duty,
     involving personal profit; or

                    (viii)  Executive's loss or non-renewal of
     insurance license.

                    (ix) Executive's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to
     Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking Commission pursuant to state law.

If this Agreement is terminated for Cause, Executive's rights under this Agreement shall cease as of the effective date of such termination.

               (c)  Notwithstanding the provisions of
Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement), retirement at Executive's election, or Executive's death, and Executive's rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Executive's election, or death; provided, however, that if Executive dies after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), the provisions of
Section 13(b) of this Agreement shall apply.

               (d)  Notwithstanding the provisions of
Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that if Executive becomes disabled after Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement. For purposes of this Agreement, disability shall mean Executive's incapacitation by accident, sickness or otherwise which renders Executive mentally or physically incapable of performing the services required of Executive for the entire period of six (6) consecutive months.

               (e)  Executive agrees that in the event his
employment under this Agreement is terminated, Executive shall resign as a director of E&B and Bancorp, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.
  <PAGE 3>
          4.   Employment Period Compensation.

               (a) Salary. For services performed by Executive under this Agreement, E&B shall pay Executive an Annual Base Salary in the aggregate during the Employment Period at the rate of One Hundred Thousand Dollars ($100,000) per year, payable at the same times as salaries are payable to other executive employees of E&B. E&B may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of E&B or any committee of such Board in the resolutions authorizing such increases.


               (b)  Commission.  Executive shall receive
scheduled commission payments based on the formula as set forth in Exhibit A hereto. It is strictly understood and agreed that any commissions earned by Executive shall not be offset by any salary payments received under subsection (a) of this Section 4. In the event of termination of Executive for any reason whatsoever, any commissions earned up to the date of termination be paid to Executive on the same commission schedule. Notwithstanding the foregoing, if it is determined by Bancorp or E&B, in their sole discretion, that there are misrepresentations or other material defects in an insurance transaction by Executive which would disqualify the insurance transaction, the Executive shall forfeit any and all commissions earned on such sale.

               (c) Bonus. For services performed by Executive under this Agreement, Executive shall be entitled to receive a bonus based upon the attainment of certain goals which such goals will be agreed upon annually by the Executive and the Board of Directors of E&B and approved by Bancorp. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of E&B to Executive provided for in this Agreement.

               (d)  Vacations.  During the term of this
Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies established for senior executives at Bancorp. However, Executive shall not be entitled to receive any additional compensation from E&B for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of E&B.

               254 Automobile. During the term of this Agreement, E&B shall provide Executive with exclusive use of an automobile mutually agreed upon by Bank and E&B. E&B shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. E&B shall provide Executive
<PAGE 4> with a replacement automobile at approximately the time
Executive's automobile reaches three (3) years of age or 50,000 miles, whichever is first, and approximately every three (3) years or 50,000 miles thereafter, upon the same terms and conditions.

               (f) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any Employee Benefit Plan currently in effect at E&B, until such time that the Board of Directors of E&B authorize a change in such benefits. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

               (g)  1999 Stock Options.  Bancorp agrees to
prepare and submit to its shareholders, in connection with its 1999 Annual Meeting of Shareholders, a stock option plan providing for the grant of stock options to key employees of Bank and E&B. Executive shall be granted stock options to purchase such number of whole shares of the Common Stock of Bancorp equal to the quotient of (x) $300,000 divided by (y) the Closing Market Price of the Common Stock of Bancorp as defined in
Section 2.01(d) of the Merger Agreement, effective upon the date of shareholder approval of such plan, at an exercise price equal to the fair market value of such shares on the date of grant. Such options shall be subject to a five (5) year vesting provision, with 1/5 of the total number of options vesting on the first annual anniversary of your employment with Bank and E&B and an additional 1/5 of the total number of options vesting on each subsequent annual anniversary date thereafter. Such options will provide for a term of ten years. Notwithstanding the foregoing, in the event of a Change in Control as defined in Section 5(b) of this Agreement, the stock options will automatically become fully vested.

          5.   Termination of Employment Following Change in
Control.

               (a)  If a Change in Control (as defined in
Section 5(b) of this Agreement) shall occur and if thereafter at any time during the term of this Agreement there shall be:

                    (i)  any involuntary termination of
     Executive's employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

                    (ii)  any reduction in Executive's title,
     responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such title, responsibilities or authority may be increased from time to time during the term of this Agreement;
  <PAGE 5>
                    (iii)  the assignment to Executive of duties
     inconsistent with Executive's office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

                    (iv)  any reassignment of Executive to a
     location greater than fifty (50) miles from the location of Executive's office on the date of the Change in Control;

                    (v)  any reduction in Executive's Annual Base
     Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

                    (vi)  any failure to continue Executive's
     participation in any of E&B's commission compensation or bonus plans in which Executive participated at the time of the Change in Control or any change or amendment to any provisions of any of such plans which would materially decrease the potential benefits to Executive under any of such plans;

                    (vii)  any failure to provide Executive with
     benefits at least as favorable as those enjoyed by Executive under any of E&B's retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

                    (viii)  any requirement that Executive travel
     in performance of his duties on behalf of E&B for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

                    (ix)  any sustained pattern of interruption
     or disruption of Executive for matters substantially unrelated to Executive's discharge of Executive's duties on behalf of E&B; or

then, at the option of Executive, exercisable by Executive within one hundred twenty (120) days of the occurrence of any of the foregoing events, Executive may resign from employment with E&B (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to Bank and E&B and the provisions of Section 6 of this Agreement shall apply.

               (b)  As used in this Agreement, "Change in
Control" shall mean the occurrence of any of the following:
  <PAGE 6>
                    (i)  (A) a merger, consolidation or division
     involving Bancorp, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Bancorp, or (C) a purchase by Bancorp of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Bancorp who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of Bancorp; or

                    (ii)  any other change in control of Bancorp
     similar in effect to any of the foregoing.

          6.   Rights in Event of Termination of Employment
Following Change in Control.

               (a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Bancorp and E&B, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:

                    (i)  If, at the time of termination of
     Executive's employment, a "Tax Change" (as defined in Section 6(a)(iii) of this Agreement) has also occurred, E&B shall make, in the aggregate, a lump sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount equal to and no greater than two [2.0] times the Executive's Annual Base Salary, as defined in subsection (a) of Section 4, in effect on the date of termination of employment.

                    (ii)  If, at the time of termination of
     Executive's employment, a "Tax Change" has not occurred, E&B shall make a lump sum cash payment to Executive no later than thirty (30) days following the date of such termination in an amount equal to and no greater than two [2.0] times the Executive's Annual Base Salary, as defined in subsection (a) of Section 4, in effect on the date of termination of employment.

                    (iii)  For purposes of this Agreement, "Tax
     Change" means a change (A) in the ownership or effective control of Bancorp or (B) in the ownership of a substantial portion of the assets of Bancorp, determined pursuant to regulations promulgated under Section 28OG of the Code.
     Such term also means any similar change with respect to Bank or E&B or an affiliate, to the extent provided in such regulations.
  <PAGE 7>
                    (iv)  To the extent benefits become payable
     under Section 6(a)(i) or Section 6(a)(ii) by reason of Executive's termination of employment on or after his attainment of age 621/2, the following amount, if less than the amount calculated under the relevant section, shall be paid within thirty (30) days of such termination in lieu of the amount otherwise payable.

                    (v)  Notwithstanding the foregoing, if any
     portion of the payment due pursuant to this Section 6 is found to violate any of the proscriptions in Section 359 of the Federal Deposit Insurance Corporation Rules and Regulations, then E&B shall not be obligated to make such payment found to be violated.

If Termination Occurs                        Percentage of Annual
                                             Base Salary Payable
On or after 621/2 but before age 63                 200%
On or after 63 but before age 631/2                 200%
On or after age 631/2 but before age 64             150%
On or after 64 but before age 64-1/2                100%
On or after age 641/2 but before age 65              50%
On or after age 65                                    0%

For purposes of this paragraph, the term "Annual Base Salary" shall mean the Executive's annual salary, as defined in subsection (a) of Section 4, in effect on the date of termination of employment.

               (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          7.   Rights in Event of Termination of Employment
Absent Change in Control.

               (a) In the event that Executive's employment is involuntarily terminated by E&B without Cause and no Change in Control shall have occurred at the date of such termination, E&B shall pay (or cause to be paid), in the aggregate, to Executive in cash, in an amount equal to the Executive's Annual Base Salary in effect on the date of termination for the remainder of the then existing Employment Term, paid at the same intervals as the
<PAGE 8> salary is payable under Subsection (a) of Section 4.
Notwithstanding the preceding sentence, in the event that the payment described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with termination of employment, would result in the imposition of an excise tax under Code
Section 4999, such sum would be retroactively (if necessary) reduced to the extent necessary to avoid such imposition. Upon written notice to Executive, together with calculations of E&B's independent auditors, Executive shall remit to E&B the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.

               (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

               (c) To the extent benefits become payable under this Section 7 by reason of termination of Executive's employment on or after his attainment of age 621/2 , the amounts set forth in
Section 6(a)(iv), if less than the amounts payable under this
Section 7, shall be paid within thirty (30) days of such termination in lieu of the amount otherwise payable under this
Section 7.

               (d)  The amounts payable pursuant to this
Section 7 shall constitute Executive's sole and exclusive remedy in the event of involuntary termination of Executive's employment by E&B in the absence of a Change in Control.

          8.   Covenant Not to Compete.

               (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Bancorp, Bank and E&B and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

                    (i)  be engaged, directly or indirectly,
     either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) the insurance agency or brokerage industry, or (3) any other activity in which Bancorp, Bank or E&B or any of its subsidiaries is engaged during the Employment Period, in any county in which, at any time during the
     <PAGE 9> Employment Period or at the date of termination of the Executive's employment, a branch, office or other facility of Bancorp, Bank or E&B or any of its subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area"); or

                    (ii)  provide financial or other assistance
     to any person, firm, corporation, or enterprise engaged in
     (1) the banking (including bank holding company) or financial services industry, or (2) the insurance agency or brokerage industry, or (3) any other activity in which Bancorp, Bank or E&B or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or

                    (iii)  solicit current and former customers
     of Bancorp, Bank or E&B in the Non-Competition Area.

               (b) It is expressly understood and agreed that, although Executive and Bancorp, Bank and E&B consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Bancorp, Bank and E&B and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of
Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

               (c) The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

                    (i)  if Executive's employment terminates in
     accordance with the provisions of Section 3 (other than Section 3(b) relating to termination for Cause), the same date as the ending date of the then existing Employment Period;

                    (ii) if Executive's employment terminates in accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause), the second anniversary date of the effective date of termination of employment; or

                    (iii)  if the Executive voluntarily
     terminates his employment in accordance with the provisions of Section 5 hereof, the second anniversary date of the effective date of termination of employment. <PAGE 10>

                    (iv)  If the Executive's employment is
     involuntarily terminated in accordance with the provisions of Section 7, the same date as the ending date of the then existing Employment Period.

          9. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Bancorp, Bank and E&B or a person authorized thereby, knowingly disclose to any person, other than an employee of Bancorp and E&B or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of E&B, any material confidential information obtained by him while in the employ of E&B with respect to any of Bancorp's, Bank's and E&B's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Bancorp, Bank or E&B; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Bancorp, Bank or E&B or any information that must be disclosed as required by law.

          10. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Bank and E&B, in the case of notices to Bancorp and E&B.

          11. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of E&B. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          12. Assignment. This Agreement shall not be assignable by any party, except by Bancorp, Bank and E&B to any successor in interest to their respective businesses.

          13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.
  <PAGE 11>
          14.  Successors, Binding Agreement.

               (a)  Bancorp, Bank and E&B will require any
successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Bancorp, Bank and E&B to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bancorp, Bank and E&B would be required to perform it if no such succession had taken place. Failure by Bancorp, Bank and E&B to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of
Section 3 of this Agreement shall apply. As used in this Agreement, "Bancorp", "Bank" and "E&B" shall mean Bancorp, Bank and E&B as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

               (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Cause, and any amounts would be payable to Executive under this Agreement, if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

          15. Damages for Breach of Contract. In the event of a breach of this Agreement by either the Bancorp, E&C or the Executive resulting in damages to another party to this Agreement that party may recover from the party breaching the Agreement only those damages as set forth herein. In the event any dispute arises regarding this Agreement, each party shall bear its own attorney's fees and costs.

          16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          17. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.
  <PAGE 12>
          18. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                       FIRST LEESPORT BANCORP, INC.

__________________________    By________________________________

                                        "Bancorp"


                              ESSICK & BARR, INC.

__________________________    By_________________________________

                                        "E&B"


WITNESS:

__________________________    __________________________________
                              Michael D. Hughes

                                        "Executive"

  <PAGE 13>